Prospectus
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150851
LADENBURG THALMANN FINANCIAL SERVICES INC.
250,000 shares of common stock
     This prospectus relates to 250,000 shares of our common stock that may be offered for resale for the account of the selling shareholder set forth in this prospectus under the heading “Selling Shareholder” beginning on page 12. The selling shareholder may sell these shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 13.
     We agreed to register for resale the 250,000 shares of our common stock hereunder in connection with the acquisition of Punk, Ziegel & Company, L.P. by way of merger.
     Our common stock is traded on the American Stock Exchange under the symbol “LTS.” On May 19, 2008, the last reported sale price of our common stock was $1.94.
     We will not receive any proceeds from the sale of the shares covered by this prospectus.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of information that should be considered in connection with an investment in our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 20, 2008

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY
     We are engaged in retail and institutional securities brokerage, investment banking services, asset management services and investment activities through our subsidiaries, Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Investacorp, Inc. (collectively with related companies, “Investacorp”). We are committed to establishing a significant presence in the financial services industry by meeting the varying investment needs of our corporate, institutional and retail clients.
     Ladenburg is a full service broker-dealer that has been a member of the New York Stock Exchange (“NYSE”) since 1879. It provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, capital markets, asset management, brokerage and trading professionals.
     Investacorp is a leading independent broker-dealer and investment adviser that has been serving the independent registered representative community since 1978. We acquired Investacorp in October 2007.
     Each of Ladenburg and Investacorp is subject to regulation by, among others, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the Municipal Securities Rulemaking Board (“MSRB”) and is a member of the Securities Investor Protection Corporation (“SIPC”).
     Ladenburg’s private client services and institutional sales departments serve approximately 22,000 accounts nationwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions. At March 31, 2008, Investacorp’s 500 registered representatives served approximately 200,000 accounts nationwide and Investacorp had more than $8.5 billion in client assets.
Punk, Ziegel Acquisition
     On May 2, 2008, we completed the merger of Punk, Ziegel & Company, L.P. into Ladenburg. Punk Ziegel is a specialty investment bank providing a full range of research, equity market making, corporate finance, retail brokerage and asset management services focused on high growth sectors within the healthcare, technology, biotechnology, life sciences and financial services industries. Punk, Ziegel, which is based in New York City, has approximately 45 employees and is known for its highly focused, in-depth research and corporate finance advice, particularly in the healthcare and financial services industries. As part of the merger consideration, we issued 250,000 shares of our common stock to Punk Holdings LLC and we agreed to register these 250,000 shares of our common stock, which are covered by this prospectus.
Corporate History
     We were incorporated under the laws of the State of Florida in February 1996. Our principal executive offices are located at 4400 Biscayne Boulevard, 12 th Floor, Miami, Florida 33137. Our telephone number is (212) 409-2000. Ladenburg’s principal executive offices are located at 153 East 53 rd Street, New York, New York 10022. Ladenburg has branch offices located in Melville, New York, Miami and Boca Raton, Florida, Lincolnshire, Illinois, Los Angeles, California, Princeton, New Jersey, Columbus, Ohio and Houston, Texas. Investacorp’s principal executive offices are located at 15450 New Barn Road, Miami Lakes, Florida 33014. Investacorp’s independent registered representatives are located in approximately 350 offices in 41 states.
RISK FACTORS
     You should carefully consider all of the material risks described below before you decide to invest in our company. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.
Risk Factors Relating to Our Business
We have incurred in the past, and may incur in the future, significant operating losses.
     Although we had net income for the years ended December 31, 2007 and 2006, we did incur significant losses from operations during each of the four years ended December 31, 2005 and we incurred a loss for the quarter ended March 31, 2008. We cannot assure you that we will be able to sustain revenue growth, profitability or positive cash flow on either a quarterly or annual basis. Although we believe that we have adequate cash and regulatory capital to fund our current level of operating activities through December 31, 2008, if we are unable to sustain profitability, we may not be financially viable in the future and may have to curtail, suspend or cease operations.
A large portion of our revenue for any period may result from a limited number of underwriting transactions.
     A large part of our revenue for any period may be derived from a limited number of underwritings in which Ladenburg serves as either the lead or co-manager. We cannot assure you that Ladenburg will continue to serve as lead or co-manager of similar underwritings in the future. If Ladenburg is not able to do so, our revenue may significantly decrease and our results of operations may be adversely affected.

Our revenues may decline if the market for SPAC offerings declines.
     The number of new SPAC offerings, as well as the equity capital markets generally, have declined significantly during the first quarter 2008. A continued downturn in the market for SPAC transactions could adversely affect our results of operations. Underwritings for SPAC transactions have been an important source of revenues for us since 2005. SPAC transactions are currently exempt from rules adopted by the SEC to protect investors of blank check companies, such as Rule 419 under the Securities Act of 1933. However, the SEC may determine to adopt new rules relating to SPAC transactions which could impact our ability to successfully underwrite these transactions.
Deferred underwriting fees may not be received by us in certain situations.
     At March 31, 2008, we were owed deferred fees from SPAC underwritings that Ladenburg participated in of approximately $41,519,000, or approximately $24,564,000 after expenses. These deferred fees are not included in our revenues, however, until a business combination is completed by the SPAC and Ladenburg is paid. Accordingly, if the SPACs from which we are owed deferred fees are unable to consummate business combinations, we will not be entitled to receive the deferred fees we are owed. SPACs face significant competition in consummating business combinations. Since August 2003, based upon publicly available information, approximately 156 SPACs have completed initial public offerings as of May 1, 2008. Of these companies, only 50 companies have consummated a business combination, while 18 other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination and 17 companies have failed to complete business combinations and have dissolved and returned trust proceeds to their stockholders. Accordingly, if the SPACs that owe us deferred fees do not consummate business combinations, we will not receive these fees and our results of operations may be adversely affected.
We may experience significant fluctuations in our quarterly operating results due to the nature of our business and therefore may fail to meet profitability expectations.
     Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the level of underwritings and advisory transactions completed by us and the level of fees we receive from those underwritings and transactions. Accordingly, our results of operations may fluctuate significantly due to an increased or decreased number of transactions in any particular quarter or year.
Our financial leverage may impair our ability to obtain financing and limits cash flow available for operations.
     Our indebtedness may:
•	limit our ability to obtain additional financing for working capital, regulatory capital requirements, acquisitions or general corporate purposes;

•	require us to dedicate a substantial portion of cash flows from operations to the payment of principal and interest on our indebtedness, resulting in less cash available for operations and other purposes; and

•	increase our vulnerability to downturns in our business or in general economic conditions.
     Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and prospects. Our future operating performance is subject to many factors, including economic, financial and competitive factors, which may be beyond our control. As a result, we may not be able to generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations.
Our business is dependent on fees generated from the distribution of financial products
     An important portion of our revenues is derived from fees generated from the distribution of financial products such as mutual funds and variable annuities by the Investacorp registered representatives, and to a lesser extent, Ladenburg’s registered representatives. Changes in the structure or amount of the fees paid by the sponsors of these products could directly affect our revenues and profits.
     In addition, there have been suggestions from regulatory agencies and other industry participants that Rule 12b-1 distribution fees in the mutual fund industry should be reconsidered and, potentially, reduced or eliminated. Any reduction or restructuring of Rule 12b-1 distribution fees could have a material adverse effect on our results of operations.

Our business could be adversely affected by a downturn in the financial markets.
     Our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a downturn in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our results of operations will be adversely affected.
     Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and therefore may be adversely affected by any downturn in the securities markets. Additionally, downturn in market conditions may lead to a decline in assets under management or the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we would otherwise receive from commissions, fees and spreads. Should these adverse financial and economic conditions appear and persist for any extended period of time, we will incur a further decline in transactions and revenues that we receive from commissions, fees and spreads.
Misconduct by our employees and independent registered representatives is difficult to detect and deter and could harm our business, results of operations or financial condition.
     Misconduct by our employees and independent registered representatives could result in violations of law by us, regulatory sanctions and/or serious reputational or financial harm.
     Misconduct could include:
•	binding us to transactions that exceed authorized limits;

•	hiding unauthorized or unsuccessful activities resulting in unknown and unmanaged risks or losses;

•	improperly using or disclosing confidential information;

•	recommending transactions that are not suitable;

•	engaging in fraudulent or otherwise improper activity;

•	engaging in unauthorized or excessive trading to the detriment of customers; or

•	otherwise not complying with laws or our control procedures.
     We cannot always deter misconduct by our employees and independent registered representatives, and the precautions we take to prevent and detect this activity may not be effective in all cases. Prevention and detection among our independent registered representatives, who are not employees of our company and tend to be located in small, decentralized offices, presents additional challenges. We also cannot assure that misconduct by our employees and independent registered representatives will not lead to a material adverse effect on our business or results of operations.
We may incur significant losses from trading and investment activities due to market fluctuations and volatility.
     We may maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.
     We may from time to time have a trading strategy consisting of holding a long position in one security and a short position in another security from which we expect to earn revenues based on changes in the relative value of the two securities. If, however, the relative value of the two securities changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.
We may be prohibited from underwriting securities due to capital limits.
     From time to time, our underwriting activities may require that we temporarily receive an infusion of capital for regulatory purposes. This is predicated on the amount of commitment Ladenburg makes for each underwriting. In the past, we entered into temporary subordinated loan arrangements with our shareholders or clearing firm. Should we no longer be able to receive such funding from these sources, and if there are no other viable sources available, it would have an adverse impact on our ability to generate profits, recruit financial consultants and retain existing customers.

Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.
     Ladenburg’s investment banking clients generally retain it on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, Ladenburg must seek out new engagements when its current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business and results of operations would likely be adversely affected.
We depend on our senior employees and the loss of their services could harm our business.
     Our success is dependent in large part upon the services of several of our senior executives and employees, including those of Ladenburg and Investacorp. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. If our senior executives or employees terminate their employment with us and we are unable to find suitable replacements in relatively short periods of time, our business and results of operations may be materially and adversely affected.
We face significant competition for professional employees.
     From time to time, individuals we employ may choose to leave our company to pursue other opportunities. We have experienced losses of registered representatives, trading and investment banking professionals in the past, and the level of competition for key personnel remains intense. We cannot assure you that the loss of key personnel will not occur again in the future. The loss of a registered representative or a trading or investment banking professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our results of operations.
Poor performance of the investment products and services recommended or sold to asset management clients may have a material adverse effect on our business.
     Investacorp’s and Ladenburg’s investment advisory contracts with their clients are generally terminable upon 30 days’ notice. These clients can terminate their relationship, reduce the aggregate amount of assets under management or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, financial market performance and personal client liquidity needs. Poor performance of the investment products and services recommended or sold to such clients relative to the performance of other products available in the market or the performance of other investment management firms tends to result in the loss of accounts. The decrease in revenue that could result from such an event could have a material adverse effect on our results of operations.
Systems failures could significantly disrupt our business.
     Our business depends on our and our clearing firms’ ability to process, on a daily basis, a large number of transactions across numerous and diverse markets and the transactions we process have become increasingly complex. We rely heavily on our communications and financial, accounting and other data processing systems, including systems provided by our clearing brokers and service providers. We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted.
     If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. Any failure or interruption of our systems, the systems of our clearing brokers, or third party trading systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results. In addition, our clearing brokers provide our principal disaster recovery system. We cannot assure you that we or our clearing brokers will not suffer any systems failures or interruption, including ones caused by earthquake, fire, other natural disasters, power or telecommunications failure, act of God, act of war, terrorism, or otherwise, or that our or our clearing brokers’ back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The inability of our or our clearing brokers’ systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.
Our expenses may increase due to real estate commitments.
     We have subleased office space in various locations to subtenants. Should any of the sub-tenants not pay their rent for an extended period of time, it may have a material adverse effect on our results of operations.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.
     The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will effectively and accurately record and verify this information.
     We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.
Risk Factors Relating to Our Industry
Each of Ladenburg and Investacorp rely on clearing brokers and the termination of the agreements with any one of these clearing brokers could disrupt our business.
     Ladenburg primarily uses one clearing broker and Investacorp currently uses three clearing brokers to process securities transactions and maintain customer accounts on a fee basis. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. Ladenburg and Investacorp depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, each of Ladenburg and Investacorp is exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If any of these clearing agreements were terminated for any reason, we would be forced to find an alternative clearing firm. We cannot assure you that we would be able to find an alternative clearing firm on acceptable terms to us or at all. In addition, the loss of any particular clearing firm could hamper Investacorp’s ability to recruit and retain its independent registered representatives.
Our clearing brokers extend credit to our clients and we are liable if the clients do not pay.
     Each of Ladenburg and Investacorp permits its clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client’s account. During periods of volatile markets, the value of the collateral held by the clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. Each of Ladenburg and Investacorp has agreed to indemnify the clearing broker for losses it may incur while extending credit to its clients.
Credit risk exposes us to losses caused by financial or other problems experienced by third parties.
     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include:
•	trading counterparties;

•	customers;

•	clearing agents;

•	other broker-dealers;

•	exchanges;

•	clearing houses; and

•	other financial intermediaries as well as issuers whose securities we hold.

     These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:
•	holding securities of third parties;

•	executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

•	extending credit to clients through bridge or margin loans or other arrangements.
     Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.
Intense competition from existing and new entities may adversely affect our revenues and profitability.
     The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services and financial products than we do and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.
Our business and results of operations may be negatively affected by errors and omissions claims.
     Our subsidiaries are subject to claims and litigation in the ordinary course of business resulting from alleged and actual errors and omissions in placing insurance, effecting securities transactions and rendering investment advice. These activities involve substantial amounts of money. Since errors and omissions claims against our subsidiaries or their registered representatives may allege liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. Errors and omissions could include, for example, failure, whether negligently or intentionally, to effect securities transactions on behalf of clients, to choose suitable investments for any particular client, to supervise a registered representative or to provide insurance carriers with complete and accurate information. It is not always possible to prevent or detect errors and omissions, and the precautions our subsidiaries take may not be effective in all cases. Moreover, our subsidiaries do not carry errors and omissions insurance coverage and many of their registered representatives do not carry such coverage either. Our liability for significant and successful errors and omissions claims may materially and negatively affect our results of operations.
We are subject to various risks associated with the securities industry.
     We are subject to uncertainties that are common in the securities industry. These uncertainties include:
•	the volatility of domestic and international financial, bond and stock markets;

•	extensive governmental regulation;

•	litigation;

•	intense competition;

•	substantial fluctuations in the volume and price level of securities; and

•	dependence on the solvency of various third parties.
     As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. We are much smaller and have much less capital than many competitors in the securities industry. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.
Legal liability may harm our business.
     Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Our underwriting activities often involve offerings of the securities of smaller companies, which may involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits or not at all, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller company’s securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.

     In the normal course of business, our operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to our activities as a broker-dealer, as an employer or as a result of other business activities. In general, the cases involve various allegations that our employees or registered representatives had mishandled customer accounts. We believe that, based on our historical experience and the reserves established by us, the resolution of the claims presently pending will not have a material adverse effect on our financial condition. However, although we typically reserve an amount we believe will be sufficient to cover any damages assessed against us, we have in the past been assessed damages that exceeded our reserves. If we misjudged the amount of damages that may be assessed against us from pending or threatened claims, or if we are unable to adequately estimate the amount of damages that will be assessed against us from claims that arise in the future and reserve accordingly, our financial condition may be materially adversely affected.
Risk Factors Relating to the Regulatory Environment
We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.
     The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including FINRA and the Municipal Securities Rulemaking Board. The regulatory environment is also subject to change and we may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.
     Each of Ladenburg and Investacorp is a registered broker-dealer with the SEC and FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:
•	sales methods and supervision;

•	trading practices among broker-dealers;

•	use and safekeeping of customers’ funds and securities;

•	capital structure of securities firms;

•	record keeping; and

•	conduct of directors, officers and employees.
     Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally FINRA. FINRA adopts rules, subject to approval by the SEC, that govern broker-dealers and conducts periodic examinations of firms’ operations.
     If we are found to have violated any applicable regulation, formal administrative or judicial proceedings may be initiated against us that may result in:
•	censure;

•	fine;

•	civil penalties, including treble damages in the case of insider trading violations;

•	the issuance of cease-and-desist orders;

•	the deregistration or suspension of our broker-dealer activities;

•	the suspension or disqualification of our officers or employees; or

•	other adverse consequences.

     The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.
Implementation of FINRA Rule 2821, which governs the sale of variable annuity products, may impact our financial performance.
     FINRA recently adopted Rule 2821, which governs the sale of variable annuity products. Rule 2821 went into effect in May 2008. Investacorp is required to train its registered representatives on new processes for the sale of these products and delays in completing annuity sales may occur. Accordingly, our revenue may be negatively impacted by delays in the sales process for annuities and our expenses will increase as a result of compliance and technology costs associated with the implementation of this new rule.
Legislative, judicial or regulatory changes to the classification of independent contractors could increase our operating expenses.
     From time to time, various legislative or regulatory proposals are introduced at the federal or state levels to change the status of independent contractors’ classification to employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other benefits available to employees. Currently, most individuals are classified as employees or independent contractors for employment tax purposes based on 20 “common law” factors, rather than any definition found in the Internal Revenue Code or Internal Revenue Service regulations. Investacorp classifies its registered representatives as independent contractors for all purposes, including employment tax and employee benefit purposes. There can be no assurance that legislative, judicial, or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the employee/independent contractor classification of Investacorp’s registered representatives. The costs associated with potential changes, if any, with respect to these independent contractor classifications could have a material adverse effect on us, including our results of operations and financial condition.
Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by FINRA.
     Each of Ladenburg and Investacorp is subject to the SEC’s net capital rule which requires the maintenance of minimum net capital. In addition, Ladenburg is subject to the net capital requirements of Commodity Futures Trading Commission’s Regulation 1.17. At March 31, 2008, each of Ladenburg and Investacorp exceeded its minimum net capital requirement. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer’s position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer’s net capital. The net capital rule requires that a broker-dealer maintain a certain minimum level of net capital. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness such as subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. Ladenburg and/or Investacorp may not be able to maintain adequate net capital, or their net capital may fall below requirements established by the SEC or the CFTC, as applicable, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.
A change in the tax treatment of insurance products or a determination that these products are not insurance contracts for federal tax purposes could reduce the demand for these products, which may reduce our revenue.
     The market for many insurance products sold by Investacorp’s registered representatives is based in large part on the favorable tax treatment, including the tax-free build up of cash values and the tax-free nature of death benefits that these products receive relative to other investment alternatives. A change in the tax treatment of insurance products or a determination by the IRS that certain of these products are not insurance contracts for federal tax purposes could remove many of the tax advantages policyholders seek in these policies. In addition, the IRS from time to time releases guidance on the tax treatment of products. If the provisions of the tax code were changed or new federal tax regulations and IRS rulings and releases were issued in a manner that would make it more difficult for holders of these insurance contracts to qualify for favorable tax treatment or subject holders to special tax reporting requirements, the demand for the insurance contracts could decrease, which may reduce our revenue and negatively affect our business.

Risk Factors Relating to Strategic Acquisitions and the Integration of Acquired Operations
We may be unable to successfully integrate acquired businesses into our existing business and operations.
     We completed one acquisition in 2008, one acquisition in 2007 and two acquisitions in 2006. We continue to explore opportunities to grow our businesses, including through potential acquisitions of other securities firms, both domestically and internationally. These acquisitions may involve payments of material amounts of cash or debt or the issuance of significant amounts of our equity securities, which may be dilutive to our existing shareholders. We may experience difficulty integrating the operations of these entities or any other entities acquired in the future into our existing business and operations. Furthermore, we may not be able retain all of the employees we acquire as a result of these transactions. If we are unable to effectively address these risks, we may be required to restructure the acquired businesses or write-off the value of some or all of the assets of the acquired business. If we are unable to successfully integrate acquired businesses into our existing business and operations in the future, it could have a material adverse effect on our results of operations.
We may be adversely affected if the firms we acquire do not perform as expected.
     Even if we are successful in completing acquisitions, we may be adversely affected if the acquired firms do not perform as expected. The firms we acquire may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the products in which a firm specializes, the loss of key clients, employees and/or registered representatives after the acquisition closing, general economic factors and the cultural incompatibility of an acquired firm’s management team with us. The failure of firms to perform as expected at the time of acquisition may have an adverse effect on our earnings and revenue growth rates, and may result in impairment charges and/or generate losses or charges to earnings.
We face numerous risks and uncertainties as we expand our business.
     We expect the growth of our business to come primarily from internal expansion and through acquisitions. As we expand our business, there can be no assurance that our financial controls, the level and knowledge of our personnel, our operational abilities, our legal and compliance controls and our other corporate support systems will be adequate to manage our business and our growth. The ineffectiveness of any of these controls or systems could adversely affect our business and prospects. In addition, as we acquire new businesses, we face numerous risks and uncertainties integrating their controls and systems into ours, including financial controls, accounting and data processing systems, management controls and other operations. A failure to integrate these systems and controls, and even an inefficient integration of these systems and controls, could adversely affect our business and prospects.
Risk Factors Relating to Owning Our Stock
The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares of our common stock at prices you find attractive.
     The trading price of our common stock has ranged between $1.49 and $2.76 per share over the past 52 weeks. We expect that the market price of our common stock will continue to fluctuate.
     The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:
•	variations in quarterly operating results;

•	general economic and business conditions, including conditions in the securities brokerage and investment banking markets;

•	our announcements of significant contracts, milestones or acquisitions;

•	our relationships with other companies;

•	our ability to obtain needed capital commitments;

•	additions or departures of key personnel;

•	the initiation or outcome of litigation or arbitration proceedings;

•	sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

•	changes in financial estimates by securities analysts; and

•	fluctuation in stock market price and volume.

     Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.
     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future. Furthermore, shareholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock.
Our principal shareholders including our directors and officers control a large percentage of our shares of common stock and can significantly influence our corporate actions.
     As of April 22, 2008, our executive officers, directors and companies that these individuals are affiliated with beneficially owned approximately 48% our common stock. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors and the appointment of officers. Additionally, this ownership of our common stock may make it difficult for a third party to acquire control of us, therefore possibly discouraging third parties from seeking to acquire us. A third party would have to negotiate any possible transactions with these principal shareholders, and their interests may be different from the interests of our other shareholders. This may depress the price of our common stock.
Possible additional issuances will cause dilution.
     At May 6, 2008, we had outstanding 162,685,437shares of common stock and options and warrants to purchase a total of 27,023,432 shares of common stock. We are authorized to issue up to 400,000,000 shares of common stock and are therefore able to issue additional shares without being required under corporate law to obtain shareholder approval. If we issue additional shares, or if our existing shareholders exercise their outstanding options and warrants, our other shareholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company.
We may issue preferred stock with preferential rights that may adversely affect your rights.
     The rights of our shareholders will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of “blank check” preferred stock and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further shareholder approval.
We do not expect to pay any cash dividends in the foreseeable future.
     We intend to retain any future earnings to fund the development and growth of our business. We therefore do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. In addition, our ability to pay dividends in the future also may be restricted by the net capital requirements imposed on our broker-dealer subsidiaries by the SEC and by covenants contained in our outstanding debt agreements.
WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS
     Some of the statements contained in this prospectus are forward-looking that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activities, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares covered by this prospectus.
SELLING SHAREHOLDER
     In connection with our acquisition of Punk Ziegel, the selling shareholder acquired 250,000 shares of our common stock, all of which is being offered by this prospectus. To our knowledge, as of the date of this prospectus, the selling shareholder has retained its beneficial interest in these shares. The information contained herein in respect of the selling shareholder has been provided by such entity and has not been independently verified by us. The issuance of the shares of our common stock to the selling shareholder was effected in reliance upon the registration exemption set forth in Regulation D under the Securities Act of 1933, as amended. The selling shareholder certified to us that it is “accredited investor” as such term is defined in Regulation D.

     Because the selling shareholder may sell all, some or none of the shares of common stock it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the hypothetical assumption that the selling shareholder will sell all of the shares of common stock owned by it and covered by this prospectus.

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before Offering			After Offering
Number
	Number of		Number of Shares	of
Name	Shares	Percentage	Offered	Shares	Percentage
Punk Holdings LLC	250,000	*%	250,000	0	*%

*	Less than one percent.
     Certain members of Punk Holdings LLC were employees of Punk Ziegel and became employees of Ladenburg following the merger of Punk Ziegel into Ladenburg.
PLAN OF DISTRIBUTION
     The sale or distribution of the common stock may be effected directly to purchasers by the selling shareholder, or by any donee, pledgee or transferee of the selling shareholder as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions by any legally available means, including:
•	block trades;

•	on the American Stock Exchange or in the over-the-counter market;

•	otherwise than on the American Stock Exchange or in the over-the-counter market;

•	through the writing of put or call options relating to the common stock;

•	entering into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with a selling shareholder;

•	entering into option or loan transactions that require a selling shareholder to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer’s own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer;

•	engaging in short sales of the common stock and delivering shares to cover such short positions;

•	the pledging of common stock to a broker-dealer and upon the default by a selling shareholder on the pledge the broker-dealer may sell the pledged shares in accordance with this prospectus;

•	through the distribution of the common stock by the selling shareholder to its partners, members or shareholders;

•	through a combination of these methods of sale; or

•	through any other method permitted by law.
     Any of these transactions may be effected:
•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.
     The sale or distribution of common stock under this prospectus will be made in compliance with the applicable provisions of NASD Conduct Rule 2720. If a selling shareholder effects transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or purchasers. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved. However, no NASD member or independent broker-dealer will receive a commission or discount in excess of 8%.

     A selling shareholder and any broker, dealer or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
     A selling shareholder may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.
     We will pay all of the costs, expenses and fees incident to the registration of the shares offered under this prospectus. The selling shareholder is responsible for any costs, expenses and fees related to the offer and sale of the common stock to the public, including brokerage commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
     The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of Eisner LLP, an independent registered public accounting firm, given upon such firm’s authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available at http://www.ladenburg.com/LTFinancialServices.asp.
     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 12, 2008;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2008;

•	our current reports on Form 8-K filed with the SEC on January 2, 2008, March 5, 2008, March 17, 2008, March 28, 2008, May 5, 2008 and May 12, 2008 and our current report on Form 8-K/A filed with the SEC on January 3, 2008; and

•	the description of our common stock contained in our registration statement on Form 8-A (No. 1-15799) filed with the SEC pursuant to Section 12(b) of the Exchange Act.
     Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules
     Potential investors may obtain a copy of any of our SEC filings without charge by written or oral request directed to Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137, (305) 572-4137.

LADENBURG THALMANN FINANCIAL SERVICES INC.
250,000 shares of common stock
PROSPECTUS
May 20, 2008
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.
You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.